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                                  EXHIBIT 99.1


            OWENS CORNING AND THE GEON COMPANY ANNOUNCE JOINT VENTURE
                  TO MARKET BREAKTHROUGH COMPOSITES TECHNOLOGY

TOLEDO, OHIO, DEC. 17, 1998 -- Owens Corning (NYSE: OWC) and The Geon Company (NYSE: GON) announced today the formation of a joint venture that will market and manufacture material systems based on a unique technology for reinforced thermoplastic polymers.

The joint venture builds on Owens Corning's know-how in glass fiber composite technology and Geon's leadership in polyvinyl chloride (PVC) and thermoplastic technology. The resulting material solutions enable manufacturers to develop systems with performance previously unavailable. The joint venture will initially target applications in the building and construction markets.

Owens Corning will own a 60 percent interest in this new joint venture with Geon holding the remaining 40 percent interest. The new joint venture, yet to be named, is expected to market this new solution in early 1999 when more details about the new material systems will become available.

"We see this joint venture as a way to offer a competitive advantage to our customers," said Heinz-J Otto, president, Owens Corning Composites Systems Business. "This is a great example of our vision to be the leading, global provider of composites solutions through System Thinking(TM). The venture will create new value for our customers by integrating the necessary resources from both partners to provide solutions not possible in the past."

Thomas A. Waltermire, Geon president and chief operating officer, said, "As we transition Geon to a performance polymer and service company, our growth will be based on our ability to create new opportunities for our customers. Our alliance with Owens Corning is an important opportunity to create both new material and new markets."

The joint venture's material system solutions will compete against traditional materials such as wood, metal and masonry as well as unreinforced polymers.

The Geon Company is a leading North American-based polymer technology and service company with operations in PVC compounds and other value-added products and services. The Geon Company and its subsidiaries currently employ more than 2,400 people in the United States, Canada, England, Australia and Southeast Asia. Geon recorded revenues of $1.25 billion for the year ended December 31, 1997. Information on products, news releases, EDGAR filings, Form 10-K, etc. are available on the Internet at http://www.geon.com.

Owens Corning is a world leader in building materials and glass fiber composites systems with approximately 20,000 employees worldwide. The company had 1997 sales of $4.4 billion, and is positioned to achieve $5 billion in sales in 1998. The company's Web site can be found at http://www.owenscorning.com.